Exhibit 14.1

THE CHEFS’ WAREHOUSE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

To All Employees of The Chefs’ Warehouse, Inc.,

The Chefs’ Warehouse, Inc. has adopted this Code of Business Conduct and Ethics (which we sometimes refer to as our “Code of Conduct” or “the Code”) as part of our continuing efforts to communicate to our employees how we define proper business conduct and ethical behavior. The adoption of a Code of Conduct for The Chefs’ Warehouse, Inc. simply reflects our ongoing commitment to protecting and enhancing our reputation for integrity.

Please read our Code of Conduct carefully and refer to it often. It is your responsibility to understand what is expected of you. If there is something you are unclear about or if you are not sure what is required in a particular situation, do not guess at the answer. Ask for help from one of the many sources listed in the Code.

The consequences of not complying with our Code of Conduct can be severe, ranging from ruining your reputation and career to possible criminal prosecution and incarceration. Illegal and unethical conduct will also result in disciplinary action, which may include termination. It is not an excuse that a person’s questionable conduct was intended to “benefit” The Chefs’ Warehouse, Inc. or was done with good intentions.

Protecting our ethical corporate culture is not only the right thing to do – it is also good business. Customers and business partners judge us by our conduct, as well as by our products and services. Each of you can contribute to maintaining the trust and confidence of our customers and business partners by following both the letter and spirit of our Code of Conduct.

CHRISTOPHER PAPPAS

Chief Executive Officer, The Chefs’ Warehouse, Inc.

I. GENERAL STATEMENT OF POLICY

Our policy is to conduct business in an honest and ethical manner and in accordance with the laws that apply to us.

The Company1 seeks to be a good corporate citizen and to achieve our business goals in a manner that enhances our reputation for integrity. In order to do that, all of our directors, officers and employees must practice the highest legal, moral and ethical standards of honesty, integrity and fairness in the conduct of the Company’s affairs. We have instituted this Code of Conduct as part of our efforts:

•	to foster proper business conduct and honest and ethical decision-making, and

•	to prevent unethical or unlawful behavior and to stop any such behavior as soon as reasonably possible after its discovery.

We expect you to follow this Code of Conduct and to report any violations of which you become aware.

Under this Code of Conduct, each of our directors, officers and employees, regardless of job, title or level of responsibility:

•	is responsible for his or her own actions with respect to proper business conduct and behavior, and

•

if he or she sees or becomes aware of unethical or unlawful activity, is obligated to report such activity immediately to the General Counsel, Chief Financial Officer or one of the senior officers in our Human Resources Department.

Your supervisor or a senior officer of our Human Resources Department can help you make the report.

We also expect our suppliers and consultants to be guided by these standards.2 It is the responsibility of the employees retaining and supervising such persons to make sure that they are aware of this Code of Conduct and follow its principles in their work for the Company.

Violations of this Code of Conduct will lead to disciplinary action.

To ensure compliance with this Code of Conduct, the Company will investigate and take such action as it determines necessary to protect its best interest. In those cases where violations have occurred, disciplinary action will be taken, ranging from reprimand to termination. Violators may also be subject to criminal prosecution or civil lawsuits.

[1]	References to the “Company” (or to “The Chefs’ Warehouse, Inc.” or to “we” or “our” or similar pronouns) in this Code of Conduct mean The Chefs’ Warehouse, Inc. and all of its subsidiaries and affiliated companies. References to “Board of Directors” mean the Board of Directors of The Chefs’ Warehouse, Inc.
[2]	References to the terms “employee” and “personnel,” as used throughout this Code of Conduct, are generally intended to include – in addition to officers (including, without limitation, the chief executive officer, chief financial officer or persons performing similar functions), directors and employees (full-time and part-time) of the Company – suppliers, consultants and similar persons providing services at the direction of the Company. In some cases, implementation of the principles contained in this Code of Conduct may be different for third party service providers, depending on the scope and nature of the services provided. For example, certain “conflicts of interest” that would not be acceptable for an employee may be acceptable for a supplier, depending on the nature of the specific relationship. Please consult the General Counsel for guidance.

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Violations of our other policy statements may also be a violation of this Code of Conduct.

We have other policy statements designed to assist the Company and its employees in complying with applicable laws and meeting appropriate standards of conduct, including, but not limited to:

•	the Employee Handbook,

•	the Insider Trading Policy,

•	the Whistleblower Policy,

•	the Related Party Transactions Policy,

•	the Compliance With Anti-Corruption Laws Policy,

•	the Retaining Foreign Third-Party Affiliates Policy, and

•	the Statement of Company Policy on Corporate Communications.

Failure to comply with these policy statements will, in many cases, also be a violation of this Code of Conduct.

II. GUIDELINES FOR EMPLOYEE CONDUCT

Part II of our Code of Conduct provides guidelines for you to follow in dealing with some specific ethical and legal issues. Some of these guidelines are clear rules that you must follow –“do’s and don’ts” for specific situations. On the other hand, ethical issues often involve balancing competing interests and making value judgments. As a result, many of these guidelines provide general principles that must be applied by you based on the facts with which you are faced. Sometimes applying those principles will be easy, and the proper business conduct will be clear. However, we often face complicated issues, where the right path to take may not be obvious or where there may be differences of opinion regarding proper conduct. It is each employee’s responsibility to work through those issues, seek appropriate advice and reach an answer that meets high ethical standards. The people described below are available to help you. They will be happy to answer your questions or assist you in seeking advice from other appropriate members of management.

How to Get Your Questions Answered

Whenever you have questions about the requirements of this Code of Conduct or how they apply to your job, you should call one or more of the following persons:

•	your manager or supervisor,

•	the head of your business unit or department,

•	a senior officer of our Human Resources Department, and

•	the General Counsel.

In addition, for questions relating to financial reporting, accounting and related matters, you may contact the Chief Financial Officer or other members of the Finance Department.

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Selected Contact Information

Our General Counsel is Alexandros Aldous. He can be reached at (203) 894-1345 x10211 or aaldous@chefswarehouse.com.

Our Chief Financial Officer is John Austin. He can be reached at (203) 894-1345 x10221 or jaustin@chefswarehouse.com.

In Human Resources, you can contact Pat Lecouras. She can be reached at (203) 894-1345 x10150 or plecouras@chefswarehouse.com.

A.	You may not use funds or assets of the Company for any unlawful or unethical purpose or for personal gain.

The use of the funds or assets of the Company for any unlawful or unethical purpose, including any political or commercial bribery, is prohibited. In addition, no person may use his or her position in the Company or any funds or assets of the Company (including confidential information of the Company) for his or her personal gain.

•	Our policy is to forgo any business that can be obtained only by making improper or illegal payments or kickbacks.

•

No payment or gift shall be offered or made to a government official to influence any discretionary decision by such person in his or her official capacity. Should any such gifts or payments be requested, our General Counsel should be contacted immediately. Giving any gifts – even gifts or entertainment of nominal value – to government officials is highly regulated and often illegal.

•

No payment shall be offered or made to an employee or representative of an existing or potential customer or other business partner to influence any business decision by such person. Should any such payments be requested, our General Counsel should be contacted immediately.

•

In circumstances where it would not violate any other policy of the Company and would not create an appearance of impropriety or be considered a business inducement, you may provide non-monetary gifts or entertainment in accordance with the policies, procedures and monetary limits applicable to your business unit and job responsibilities. In general, such gifts or entertainment must be of nominal value.

•	Business meals with customers or other business partners are permitted and expenses for those meals will be reimbursed in accordance with applicable expense reimbursement policies.

•	See the Compliance with Anti-Corruption Laws Policy and the Retaining Foreign Third-Party Affiliates Policy for additional relevant requirements and prohibitions.

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•	Endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees at all times.

•

No employee or director of the Company may take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact or any other unfair dealing practice.

•	Subterfuge of any kind in making payments or other use of the assets of the Company is forbidden.

•	No payment by a third party on behalf of the Company may be authorized with the intention that any part of it is to be used for any unlawful purpose.

•	No payment or other use of assets or funds by the Company may be offered or made for a purpose other than that described by the records supporting the payment.

•	You may not accept payments or gifts that obligate you with respect to matters relating to our business or that create an appearance that your decision-making would be improperly influenced.

•	Gifts of any type or amount may never be solicited from suppliers, customers or other business partners.

•

Any form of a gift that may obligate one of our employees to act in a particular manner with regard to our business is a bribe and is not allowed, regardless of its value. In addition, you may not accept cash gifts, regardless of amount.

•	If a supplier, customer or other business partner offers you a bribe, kickback or other improper payment, you should report the attempt to the General Counsel or Chief Financial Officer.

•

You may accept gifts of nominal value ordinarily used for sales promotion (for example, calendars, appointment books, pens, etc.) and may accept other gifts consistent with local social and business custom if reasonable in cost and frequency and reported to your supervisor.

•	The receipt of ordinary “business lunches” or reasonable entertainment consistent with local social and business custom is also permissible if reasonable in cost and frequency.

If an employee receives a gift that would not be permitted by the above guidelines, it must be reported to the employee’s supervisor. We may ask the employee to return the gift or, if return of the gift is not practical, it may be required to be given to the Company for charitable disposition or such other disposition as may be appropriate. Please note that it is not our desire for our employees to appear unfriendly or unsociable. However, it is our policy to avoid any actions that may throw doubt on the integrity or motivation of our employees or the Company.

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•	Do not advance your personal interests at the expense of the Company.

•

You may not take for yourself any opportunity for financial gain that you find out about because of your position at the Company or through the use of property or information of the Company, unless the Board of Directors has made a decision to forgo the opportunity.

•	See below, under Section II.B., “Conflicts of Interest Policy” for additional policies that apply.

•	Protect the property and assets of the Company and ensure their proper use.

•	Employees must protect the property and assets of the Company from loss, waste, damage or theft and must use them only for legitimate business purposes.

•

Assets of the Company include funds, investments, facilities, equipment, proprietary or confidential information, technology, business plans, ideas for new products and services, trade secrets, inventions, copyrightable materials and client lists.

•

Unless otherwise prohibited by an employee’s supervisor, limited and reasonable incidental use of telephone, computer or similar equipment of the Company is permitted, so long as it does not interfere with business use and is in compliance with all other applicable policies of the Company.

•

Any employee found to be engaging in, or attempting, theft of any property of the Company or any personal property of other employees will be subject to termination and possible civil and criminal proceedings. All employees have a responsibility to report any theft or attempted theft to appropriate management.

•	See below, under Section II.F., “Protection of Proprietary Information” for additional policies that apply.

B.	Conflicts of Interest Policy

1.	Failure to disclose a conflict of interest is a violation of this Code of Conduct.

We expect our employees to be free from any influence that is inconsistent with their obligations to the Company. There are many types of situations that may result in an employee having a conflict of interest or a potential conflict of interest with the Company. Having a conflict of interest does not necessarily mean you have done something improper; however, the failure to disclose the conflict of interest is a violation of this Code of Conduct.

Because there are many different types of conflicts of interest, there are also many different ways they can be resolved. For example, if a conflict arises because a family member of an employee takes a job with one of our customers, we can take steps to make sure that the family member is not in a decision-making position with respect to transactions with that customer. However, those steps cannot be taken unless prompt and complete disclosure has been made. Disclosure should be made to the General Counsel.

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2.	Your business dealings on behalf of the Company should not be influenced, or appear to be influenced, by your personal interests or your relationships with others.

We expect our employees, in their work for the Company, to act at all times in the best interest of the Company. Accordingly, employees should remain free from obligations to, or relationships with, any person or company with whom we do business or compete that could interfere with the Company’s best interests. In addition, as described above, it is also the duty of employees not to utilize their position with the Company for personal advantage or gain.

The rights of our employees will be respected in the conduct of their personal affairs and investments, and we encourage our employees to be active members of the community, so long as such conduct and activities do not adversely reflect upon the Company, interfere with our employees’ normal duties and employment responsibilities or present a conflict of interest to the Company. Employees need not seek prior approval for participating in various community, school or other such charitable activities unless such participation results in a potential conflict of interest; provided, however, that any employee invited to join a corporate board of directors (whether for a public or private corporation) must obtain the approval of the General Counsel prior to accepting such position.

3.	The following are examples of conflict of interest situations:

While it is not possible to describe all situations and conditions that might involve a conflict of interest, the following examples indicate areas where conflicts may arise:

•

Financial interests in competitors, customers or suppliers. Where an employee, close relative (such as a member of his or her family or household, in-laws, etc.) or any other person with whom the employee has a close personal relationship has a direct or indirect financial interest in an organization which does business with or is a competitor of the Company, a conflict of interest may exist. Such a conflict is unlikely if the financial interest consists of holdings of less than one percent of any class of securities in a widely held corporation listed on a recognized stock exchange or regularly traded on an over-the-counter market or if our transactions with that corporation would not tend to either affect the value of such securities or contribute materially to such corporation’s earnings. However, depending on the circumstances, a conflict of interest might exist, even if the amount of holdings in such corporation is less than one percent, where the employee is in a position to control or influence our decisions or actions with respect to a transaction with such corporation. In addition, if the investment or interest by the employee, close relative or any other person with whom the employee has a close personal relationship is in a small organization doing business with us, a conflict of interest is likely in view of the possible relative importance of the transaction to such an organization.

•

Serving in the management of customers, suppliers or competitors. Where an employee serves as a director or officer or in any other management or consulting capacity with, or renders other services to, another organization which does or is seeking to do business with us, or which is a competitor, a conflict of interest will normally exist.

•

Transactions with customers or suppliers of the Company. Where an employee, a close relative of the employee or any other person with whom the employee has a close personal relationship buys, sells or leases (other than on behalf of the Company) any kind of property, facilities, services or equipment from or to any person or organization which is, or is seeking to become, a customer or supplier of the Company, a conflict of interest may arise.

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A conflict would not normally exist, however, in cases of routine personal purchases, sales or leases made in the ordinary course from or to a large established company, such as for the employee’s personal household needs.

•

On the other hand, if the employee, as part of his or her job responsibilities for us, is in a position to make or influence decisions pertaining to transactions with such a company, a potential conflict of interest might exist, depending on the circumstances, if he or she has any private transactions with that company.

•

Transactions with the Company. Any proposed business transaction between the Company and an employee of the Company (other than those relating to the employee’s employment or services as an employee), a close relative of an employee, any other person with whom the employee has a close personal relationship or any entity in which the employee has an ownership interest would generally involve or lead to a conflict and must be fully disclosed to appropriate management in advance and requires approval by the General Counsel or the Board of Directors. Such transactions may also be addressed by the Company’s Related Party Transaction Policy.

•

Corporate opportunity. Where an employee, a close relative of the employee or any other person with whom the employee has a close personal relationship participates in any personal venture or transaction involving any existing or potential business activity or opportunity in which the Company has an expressed interest, or is of the type that the Company would be expected to consider, a conflict of interest may be present, unless the Board of Directors has made a decision to forgo the opportunity.

The above examples are not intended to be an all-inclusive list of possible conflicts. In addition, there are other situations which, while not clear-cut conflicts of interest, may be inconsistent with the high standards of business ethics that our employees are expected to follow. As noted above, you should disclose any conflicts of interest or potential conflicts of interest to the General Counsel. You should also refer to the Related Party Transaction Policy when confronted with potential conflicts of interest.

C.	Policy Regarding Financial Reporting and Recordkeeping

1.	Unauthorized transactions and illegal or improper recordkeeping are not permitted.

•	Business transactions shall be reported promptly and accurately in order to permit the preparation of accurate financial and other records.

•	Business transactions shall be executed only by employees authorized to do so.

•	Business transactions shall be evidenced by full and complete written agreements in accordance with policies and procedures approved by the General Counsel and the Finance Department.

•	Acquisitions or dispositions of assets and other transactions are permitted only with authorization by the appropriate management levels.

•

Employees are prohibited from knowingly making untrue or misleading statements to our independent auditors or internal auditors or causing anyone else to do so, and no employee may seek to improperly influence, directly or indirectly, the auditing of our financial records.

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•	Data transmitted and/or stored electronically by the Company shall be protected from errors, disasters, misuse, unauthorized access and fraud.

2.	No employee may create or participate in the creation of any records that contain false information or that are intended to mislead anyone or conceal anything that is improper.

To ensure that records accurately and fairly represent all business transactions:

•	all assets and transactions must be recorded in normal books and records;

•	no unrecorded funds shall be established or maintained for any purpose;

•	all expense reports must accurately reflect the true nature of the expense; and

•	oral and written descriptions of transactions, whether completed or contemplated, provided to those responsible for the preparation or verification of financial records must be accurate.

If an employee becomes aware of any improper accounting or financial reporting practice or any improperly recorded or documented transaction, he or she should report the matter immediately to the Chief Financial Officer, the General Counsel or one of the senior officers in our Human Resources Department.

D.	Policy Regarding Governmental Investigations

It is our policy to fully cooperate with any government investigation involving the Company. However, the Company should have the opportunity to be adequately represented in such investigations by its own legal counsel. Accordingly, if employees obtain information that would lead them to believe that a government investigation or inquiry is underway, this information should be communicated immediately to the General Counsel. Sometimes it is difficult to tell when a routine government audit or inspection graduates into a government investigation. We must rely on the common sense and alertness of all of our employees for making this important determination. If in doubt, employees should consult with the General Counsel.

Appropriate handling of government investigations is very important for the Company, its management and all employees. Many federal laws regulating the conduct of our business (including antitrust, securities, privacy, OSHA, environmental, tax and financial laws) contain civil and criminal penalties. The criminal penalties may apply to the Company and to those individuals within the Company who actually took the actions that violated the law or failed to take actions that resulted in a violation of the law. In some government investigations, the Company’s lawyers can protect the interests of both the Company and its employees. In some cases, there may be a conflict of interest between the Company and individual employees, and individual employees may need their own legal counsel.

Employees should never, under any circumstances:

•	destroy or alter any documents in anticipation of a request for those documents from any government agency or a court;

•	lie or make any misleading statements to any government investigator; or

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•	attempt to cause any other company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

The law guarantees all of us a right to be represented by legal counsel during any investigation or inquiry by any government agency. In view of the extremely technical nature of these government investigations, we feel that the Company should be represented and that all of our employees should be made aware of the opportunity for such representation. This applies any time any government investigator wants to ask questions about individual employee activities.

Employees also have this right if the questions are asked off of company property, such as at your home during the evening. There is no reason any individual should not be allowed sufficient time to consult with legal counsel before answering questions from governmental investigators that may subject that employee to individual criminal or civil liability.

If a government inquiry arises through the issuance of a written subpoena or written request for information (such as a Civil Investigative Demand), such request should immediately, before any action is taken or promised, be submitted to our General Counsel.

E.	Compliance with Laws

1.	Know, respect and comply with all laws, rules and regulations applicable to the conduct of our business.

Many laws and regulations apply to us and our business. Responsibility for compliance with such laws is part of everyone’s job description. This section of the Code of Conduct is intended to highlight some of the legal issues that confront us. Many of the laws applicable to our business are complex and evolving. We do not expect our employees to be experts on these laws, but we do expect you to:

•	make the effort to understand the laws and company policies that apply to your specific job responsibilities;

•	review educational materials provided to you and participate in all required training programs; and

•	ask questions of and seek advice from our General Counsel and be guided by the advice received.

The remainder of this section discusses some specific types of laws that apply to our business.

2.	Antitrust Law

The objective of the antitrust laws and other laws governing competition is to promote vigorous competition by prohibiting competitors from sharing certain information or working together in certain ways that reduce competition. Our policy is that all personnel comply with all applicable antitrust laws and other laws governing competition. Employees should consult with the General Counsel whenever any question arises as to the possible application of the laws governing competition and be guided by the advice received.

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You should be aware that serious legal consequences, including in some cases criminal fines and penalties, may result from agreements or understandings with competitors, including any such agreements:

•	to set or control prices;

•	to allocate customers or territories;

•	on bidding terms or whether or not to submit a bid for a particular business or type of business; and

•	to boycott customers or suppliers.

Certain other types of communications with competitors and certain ways of working together with competitors are permitted under the antitrust laws, but you should consult with the General Counsel before any meetings or discussions with competitors and should report back to the General Counsel on the substance of any meetings or discussions that are held. An example of the type of action that generally is permitted, under the supervision of the General Counsel, is participation by appropriate employees as our representatives in industry associations or trade groups.

3.	U.S. Foreign Corrupt Practices Act & Other Anti-Corruption Laws

The U.S. Foreign Corrupt Practices Act prohibits the Company and individuals from giving anything of value, directly or indirectly, to foreign government officials, parties or candidates to corruptly obtain or retain business. Many other nations also have anti-corruption laws. Accordingly, each employee is expected to acquaint himself or herself with the Company’s Compliance with Anti-Corruption Laws Policy and the Retaining Foreign Third-Party Affiliates Policy. Furthermore, no funds or assets of the Company will be used or offered, directly or indirectly, for political contributions outside the United States, even where permitted by applicable law, without the prior written approval of the General Counsel of the Company.

4.	Food and Product Safety Laws

The safety and quality of the Company’s products are critical to maintaining the trust of customers and the Company’s reputation. It is a goal of the Company to provide safe products that meet high quality standards. It is the policy of the Company to comply with all food and product safety laws applicable to the Company and its operations. Each employee is expected to acquaint himself or herself with all food safety and other laws and procedures applicable to the employee’s assigned duties and comply with all such laws and procedures.

F.	Protection of Proprietary Information

Proprietary information developed or acquired by the Company and not freely available to others is a valuable asset that must be protected against theft or inadvertent loss. Improper disclosure could destroy the value of such information to us and substantially weaken our competitive position.

Various types of proprietary information include trade secrets, as well as other technical, financial, and business information, which we either wish to keep confidential or are under an obligation to keep confidential. For example, such proprietary information may concern products or services developed or being developed by us, research results, cost data, marketing strategies, financial budgets and long-range plans. All such information and any copies (whether physical or electronic) should be managed and kept in a manner designed to protect them from accidental or unauthorized disclosure.

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For protection of proprietary information, we necessarily rely primarily on the loyalty, integrity, good faith and alertness of our employees. The understanding of this relationship is confirmed by the execution of an acknowledgment in our Employee Handbook containing non-disclosure and confidentiality obligations designed to protect our proprietary information. Upon leaving the Company, the obligation to safeguard our proprietary information continues.

The disclosure of our proprietary information to persons outside the Company must be limited to those who have a strict “need-to-know”; that is, the Company’s need for such outside parties to know. Unless the General Counsel has specifically authorized making an exception, no disclosure of proprietary information may be made until the outside party has signed a written Confidentiality Agreement or other similar written agreement, in a form approved by the General Counsel, that imposes an obligation on the outside party to neither disclose nor use the information in an unauthorized manner.

Even within the Company, the disclosure of proprietary information should be limited to those employees who have a need for the information in order to fully perform their jobs.

The General Counsel is available to assist employees in the legal aspects of protecting our proprietary information.

G.	Corporate Political Activity

The Company recognizes that, in order for political systems to function properly, participation by citizens in civic and political affairs is a necessary and desirable undertaking. In this regard, it is our policy to encourage employees to participate actively in the political process, to be informed on public issues and on the positions and qualifications of public officials and candidates for public office and to support, through personal financial and other assistance, candidates and parties of their choice. It is our policy to comply fully with applicable laws regulating corporate political activities.

In the United States, the Company may, in accordance with applicable federal, state and local law, establish voluntary political action committees to which employees may contribute and which are independent of any political party, organization or candidate. Contributions may be made from these committees to federal, state and local candidates as permitted by federal and state law.

Employees’ contributions to such committees will at all times be absolutely voluntary. Participation or non-participation will have no effect on the employment, promotion or compensation of any employee. Any employee who feels pressured to contribute to any political fund against his/her wishes is urged to report the facts to the General Counsel, Chief Financial Officer or one of the senior officers in our Human Resources Department.

In the United States, the Company may make corporate campaign contributions to state or local political parties, political committees or candidates for elective public office in those states where such contributions are legal.

The Company shall not make corporate contributions which assume a second-step transaction which will benefit a party, candidate or committee not otherwise legally permitted to receive corporate funds. In addition, the Company does not pay honoraria to public officials in any country, including federal office holders in the United States. Exceptions may be made on rare occasions for state office holders in the United States where permitted by law and where the recipient appears at an event organized by the Company. Payment of the honoraria must have received the prior written approval of the General Counsel.

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Although political contributions by corporations are lawful in some countries, it is our policy not to contribute financially to political parties or candidates outside of the United States under any circumstances.

As a corporate citizen, and consistent with our policies, the Company may also express its views on public issues affecting us, our stockholders or employees or the geographic areas in which we operate. In the United States, the Company may, in accordance with applicable law, (1) express its views on and provide financial assistance in support of or in opposition to public issues and elections such as bond issues, tax proposals, governmental reorganizations, referenda and other propositions, and (2) supply personnel, support and assistance to governmental units or associations. Recommendations for financial or other assistance are to be submitted for review by the General Counsel to determine compliance with applicable law. Such assistance must be approved by the General Counsel and Chief Financial Officer.

It is against our policy, and may also be illegal, for any employee to include, directly or indirectly, any political contribution that the employee may desire to make on the employee’s expense account or in any other way which causes the Company to reimburse the employee for that expense. In general, the cost of fundraising tickets for political functions is considered a political contribution. Therefore, including the cost of any such fundraising dinner on an expense account, even if business is, in fact, discussed, is against our policy and possibly illegal.

The political process is highly regulated. You should consult with our General Counsel before doing anything that could be construed as involving us in any political activity.

H.	Relations with Governmental Bodies and Agencies and their Officials (and Former Officials)

Doing business with federal, state and local government agencies is subject to specific rules and regulations. These include numerous federal, state and local laws and regulations relating to control of the process of public procurement. Procurement laws and regulations generally have four basic purposes: (1) to obtain the best possible products and services at the best value; (2) to encourage competition based on specifications and evaluation criteria that allow interested suppliers to respond; (3) to eliminate waste, fraud, and abuse; and (4) to promote full and open competition. It is our policy not to engage in any activities that could impair the fairness of governmental procurement processes. All employees involved in business or potential business with a governmental body or agency must know and abide by the specific rules and regulations covering business relations with those public agencies.

All employees must also conduct themselves in a manner that avoids any dealings which might be perceived as attempts to improperly influence public officials in the performance of their official duties and must not attempt to induce government personnel to do anything they are prohibited from doing. As stated in Section II.A. above, this Code of Conduct prohibits offering or making any payment or gift to a government official to influence any discretionary decision by such person in his or her official capacity. Employees should deal with government representatives in an atmosphere of openness. Meetings should generally be scheduled in normal business locations and at normal business hours under circumstances that could not be interpreted to imply concealment.

In addition, there are laws that restrict companies that do business with governmental agencies from hiring as an employee or retaining as a consultant any employees of those and other governmental agencies (other than certain lower-level governmental employees). These laws also prohibit informal arrangements for possible future employment under certain circumstances. Therefore, written clearance must be obtained from the General Counsel before discussing possible future employment by the Company with any current government employee (even if the discussion is initiated by the government employee) and before hiring or retaining any former government employee who left the government within the past two years.

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The process of doing business with governments and their agencies is highly regulated and any violation of these laws and regulations may subject the Company to criminal prosecution and may have other serious consequences for the Company, both with respect to the specific relationship where the violation occurred as well as in our relationships with other governmental agencies. The General Counsel is available to assist our employees in complying with the rules and regulations applicable to relations with governmental bodies and agencies and their officials.

I.	Economic Sanctions and Trade Embargoes

The United States government uses economic sanctions and trade embargoes to further various foreign policy and national security objectives. It is our policy to abide by the terms of all economic sanctions or trade embargoes that the United States has adopted, whether they apply to foreign countries, political organizations or particular foreign individuals and entities. Inquiries regarding whether a transaction on behalf of the Company complies with applicable sanction and trade embargo programs should be referred to the General Counsel. In addition, inquiries regarding any available exemptions that the Company may wish to seek in specific cases, if permitted under applicable law or regulation, should be referred to the General Counsel.

J.	Special Ethical Responsibilities for Employees with Financial Reporting or Accounting Responsibilities

As a public company it is of critical importance that our filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, employees may be called upon to provide information to assure that our public reports are complete, fair and understandable. We expect all of our personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to our public disclosure requirements.

The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of The Chefs’ Warehouse, Inc. The Chief Executive Officer, Chief Financial Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of our financial results and condition.

Because of this special role, the Chief Executive Officer, Chief Financial Officer and all the members of the Company’s Finance Department are bound by the following Financial Responsibility Code of Ethics, and by their receipt of this Code of Conduct, each agrees that he or she will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•

Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

CODE OF BUSINESS CONDUCT AND ETHICS – PAGE 14

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•

Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage.

•	Share knowledge and maintain skills important and relevant to stakeholders’ needs.

•	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

•	Achieve responsible use of and control over all assets and resources employed or entrusted.

•

Promptly report to the General Counsel and/or the Chairman of the Company’s Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

CODE OF BUSINESS CONDUCT AND ETHICS – PAGE 15

III. COMPLIANCE AND ENFORCEMENT

A.	Certification

We may require certification, from time to time, from some or all of our employees regarding their compliance with this Code of Conduct, including their compliance with respect to disclosure requirements set forth in Section II.B above for conflicts of interest. We rely on the accuracy and completeness of these certifications. If you are asked to provide a certification, please make sure to complete the form truthfully and carefully and sign and return it promptly.

B.	Reporting Violations of this Code of Conduct

1.	Reporting known or suspected violations of this Code of Conduct or any legal or ethical obligations is the responsibility of every employee.

If you suspect or believe that another employee (including part-time and temporary employees), consultant or contract worker, or one of our business units is violating the law or our policies or is engaging in activities on our behalf that otherwise could damage our reputation, you must report this to the General Counsel, Chief Financial Officer or one of the senior officers in our Human Resources Department. In addition, you are encouraged to raise any other issues or concerns you may have relating to compliance matters and ethical business practices, whether or not specifically addressed in our formal policies. Do not assume that “senior management already knows” or that someone else will make the report. Your supervisor or a senior officer in our Human Resources Department can help you make the report.

All reports shall be treated confidentially to the extent possible consistent with fair and rigorous enforcement of this Code of Conduct; however, in the course of any investigation, the Company may find it necessary to share information with others on a “need to know” basis. We understand that you may find it difficult to report suspected violations by those you work with; however, we must take steps to prevent and detect criminal or unethical conduct in order to avoid jeopardizing the welfare of the Company and all of its employees, customers and investors. Please note that you should not conduct your own investigation of any suspected violation without the prior authorization by the General Counsel. Instead, immediately report your suspicions to the General Counsel, Chief Financial Officer or one of the senior officers in our Human Resources Department.

2.	You may make reports anonymously if you choose to do so.

You may also make anonymous reports by writing to the General Counsel. Anonymous reports should be factual instead of speculative or conclusory and should contain as much specific information as possible to allow the person investigating the report to adequately assess the nature, extent and urgency of the situation. Employees should realize that if an anonymous report cannot be properly investigated without additional information, we may have to close the matter for lack of sufficient information.

3.	Non-Retaliation Policy

Our commitment to conducting business in accordance with legal and ethical obligations requires an environment that allows employees to report known or suspected violations without fear of retaliation or retribution. No employee should be discouraged from using any available channel to raise his or her concerns. It is our intent to foster an environment where employees will choose whichever method they are most comfortable with to communicate their concerns.

CODE OF BUSINESS CONDUCT AND ETHICS – PAGE 16

NON-RETALIATION POLICY

We are committed to providing a workplace conducive to open discussions of our business practices. It is our policy to protect employees who make reports, in good faith, of potential violations of our Code of Business Conduct and Ethics, the policies in our Employee Handbook, other Company policies or applicable law. In addition, it is our policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding corporate fraud or other violations of law by the Company or its employees. For purposes of this Code of Conduct, “retaliation” means any discharge, demotion, suspension, threatening, harassment, directly or indirectly, or other discrimination against an employee in the terms or conditions of his or her employment because of any such person’s good-faith reporting of alleged violations or concerns or participation in good faith in any investigation of any such alleged violation or concern.

Any employee who retaliates against another employee for reporting problems will be subject to disciplinary action, which may include termination of employment. If an employee believes that he or she has been subjected to any action that violates this Non-Retaliation Policy, he or she should report that action to the General Counsel, the Chief Financial Officer or a senior officer in our Human Resources Department. This Non-Retaliation Policy applies even if an allegation that was made in good faith ultimately turns out to be groundless. However, employees who file reports or provide evidence that they know to be false or without a good faith belief in the truth of such information will not be protected by this Non-Retaliation Policy and may be subject to disciplinary action, including termination of their employment.

C.	General Counsel

The Board of Directors has appointed the General Counsel to assist in the implementation of this Code of Conduct. The current General Counsel is Alexandros Aldous. He can be reached at (203) 894-1345 x10211. You may also reach him by e-mail at aaldous@chefswarehouse.com.

D.	Amendments, Waivers and Interpretations

While many of the policies set forth in this Code of Conduct must be strictly adhered to and no exceptions allowed, in other cases, some waivers or exceptions may be possible. For example, a minor conflict of interest can sometimes be resolved simply by disclosing the possible conflict to all interested parties and making sure the person with the conflict is not involved in decision-making in areas of conflict.

Any employee who believes that an exception to any of these policies is appropriate in his or her case should contact his or her immediate supervisor first. If the immediate supervisor agrees that an exception is appropriate, you should contact the General Counsel, who will coordinate seeking the approval of the Board of Directors. Any waiver of a violation of such policies by an employee of the Company must be approved only through actions of disinterested members of the Company’s Board of Directors and will be publicly disclosed by the Company as required by law and the listing standards of The NASDAQ Stock Market.

The Board of Directors has delegated to the General Counsel responsibility for interpreting and applying this Code of Conduct to specific situations in which questions may arise and granting any waivers.

This Code of Conduct may be amended by action of the General Counsel or the Board of Directors.

CODE OF BUSINESS CONDUCT AND ETHICS – PAGE 17

E.	Investigation of Suspected Violations

The Company’s policy allows the use of any lawful method of investigation that the Company deems necessary to determine whether a person has violated applicable law, this Code of Conduct or other policies of the Company or has otherwise engaged in conduct that interferes or adversely affects the Company’s business. All employees are expected to cooperate in the investigation of any such alleged violation. It is imperative, however, that even a preliminary investigation of any suspected violation NOT be conducted without consulting with or seeking the assistance and guidance of the General Counsel. Following the completion of the investigation, appropriate members of senior management will determine appropriate action.

F.	Disciplinary Actions

Violations of this Code of Conduct will result in disciplinary action, which may include termination, reprimands, warnings, suspensions with or without pay, demotions or salary reductions. Violators may also be subject to civil or criminal prosecution. Disciplinary actions may also extend to a violator’s manager if we determine that the violation involved the participation of the manager or resulted from the manager’s lack of diligence in enforcing compliance with this Code of Conduct.

We will document disciplinary actions taken against our personnel for violations of this Code of Conduct. Such documentation will be included in the individual’s personnel files. In reviewing the appropriate disciplinary action imposed for a violation of this Code of Conduct, senior management shall take into account the following factors:

•	the nature of the violation and the ramifications of the violation to the Company;

•	whether the individual was directly or indirectly involved in the violation;

•	whether the violation was willful or unintentional;

•	whether the violation represented an isolated occurrence or a pattern of conduct;

•	whether the individual in question reported the violation;

•	whether the individual withheld relevant or material information concerning the violation;

•	the degree to which the individual cooperated with the investigation;

•

if the violation consisted of the failure to supervise another individual who violated this Code of Conduct, the extent to which the circumstances reflect inadequate supervision or lack of due diligence;

•	if the violation consisted of retaliation against another individual for reporting a violation or cooperating with an investigation, the nature of such retaliation; and

•	the individual’s past violations, if any.

As adopted by the Board of Directors on August 2, 2013.

CODE OF BUSINESS CONDUCT AND ETHICS – PAGE 18

CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code”). I understand that the General Counsel is available to answer any questions I have regarding the Code.

2.	Since , 20 , or such shorter period of time that I have been an employee of the Company, I have complied with the Code

3.	I will continue to comply with the Code for as long as I am subject to the Code.

Print name:

Signature:

Date:

CODE OF BUSINESS CONDUCT AND ETHICS – PAGE 19